As filed with the Securities and Exchange Commission on April 23, 2010

Registration No. 333-137353

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMSYS IT PARTNERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-1930691
(State of Incorporation)	(I.R.S. Employer Identification No.)

100 Manpower Place

Milwaukee, Wisconsin 53212

(414) 961-1000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Kenneth C. Hunt	With copies to:
Manpower Inc.	Dennis F. Connolly
100 Manpower Place	Godfrey & Kahn, S.C.
Milwaukee, Wisconsin 53212	780 North Water Street
(414) 961-1000	Milwaukee, Wisconsin 53202
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(414) 273-3500

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐

Accelerated filer	☒	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-3, as amended (Registration Statement No. 333-137353) (the “Registration Statement”) of COMSYS IT Partners, Inc., a Delaware corporation (“COMSYS”), pertaining to the registration of 2,160,493 shares of common stock of COMSYS, par value $0.01 per share (“COMSYS Common Stock”)and shares of COMSYS Common Stock, preferred stock and debt securities of COMSYS with an aggregate initial offering price of up to $40,000,000 (together with COMSYS Common Stock, the “COMSYS Securities”) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on September 15, 2006, as amended September 22, 2006.

Manpower Inc., a Wisconsin corporation (“Manpower”), Taurus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Manpower (the “Merger Sub”), and COMSYS entered into an Agreement and Plan of Merger dated as of February 1, 2010 (the “Merger Agreement”) pursuant to which, among other things, the Merger Sub would be merged with and into COMSYS with COMSYS surviving the Merger as a wholly owned subsidiary of Manpower (the “Merger”), and all outstanding shares of COMSYS Common Stock would be converted into the right to receive the following consideration, each subject to proration: (i) $17.65 in cash, without interest, or (ii) a fraction of a share or shares of Manpower common stock, $0.01 par value per share, equal to the exchange rate calculated in accordance with the terms of the Merger Agreement.

The Merger became effective following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on April 5, 2010 (the “Effective Time”).

As a result of the Merger, COMSYS has terminated all offerings of COMSYS Common Stock and other COMSYS Securities pursuant to its existing registration statements, including the Registration Statement.  COMSYS hereby deregisters all shares of COMSYS Common Stock and other COMSYS Securities under the Registration Statement, which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on April 22, 2010.

COMSYS IT PARTNERS, INC.
By: /s/ Jonas Prising
Jonas Prising
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonas Prising	President	April 22, 2010
Jonas Prising	(Principal Executive Officer)

/s/ Michael J. Van Handel	Vice President and Treasurer	April 22, 2010
Michael J. Van Handel	(Principal Financial and Accounting Officer)

/s/ Michael J. Lynch	Sole Director, Vice President and	April 22, 2010
Michael J. Lynch	Secretary

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